Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of JohnsonDiversey, Inc. of our report dated 8 March 2002, relating to the special-purpose combined accounts of the DiverseyLever Group, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers
London, England

29 July 2002